Exhibit 10.84

Date:	October 22, 2018

To:	David Callachor

Position:	Executive Vice President – International

Thank you for your interest in employment with S&W Seed Company. Please accept this letter and attached contract as our offer of at-will employment. In your role as Executive Vice President – International, you will report to Mark Wong, President and Chief Executive Officer.

At S&W Seed Company we greatly value our ability with employees in an environment of trust, respect and integrity in all our relationships and maintain an open-door policy in which to foster a mutually respectful working relationship.

Neither this letter nor the attached contract provide in detail all of the Company’s policies. S&W Seed Company retains the sole right to revise, modify, delete or add to any and all policies, procedures, work rules or benefits stated in this letter, the attached contract, and the Employee Handbook, or any other document, except for the policy of at-will employment.

We extend our best wishes to you for a pleasant and successful future with S&W Seed Company. Should you have any questions about this job offer or any of the Company’s policies, benefits or procedures, please contact Mark Wong, President and CEO, or Holly Misenhimer, Global Director Human Resources.

S&W SEED COMPANY

Mark Wong

President & Chief Executive Officer

ACCEPTANCE: I have read and agree to the terms and conditions above:

Acceptance Deadline:    October 26, 2018

Starting Date:                 October 29, 2018

/s/ David Callachor	10/27/18

David Callachor	Date

Schedule 1 – Compensation Package

1. Position Title	Executive Vice President International

2. Commencement Date	October 29, 2018

3. Location at Commencement	South East Queensland, Australia

4. Initial Remuneration Package	Base Salary 225,000 USD paid at exchange rate of 0.70AUD for FY2019, reviewed annually. 75,000 shares stock on commencement Superannuation 9.5% payable quarterly into employee nominated fund

5. Bonus Scheme	100% bonus target All bonus awards would be based on defined goals and are paid 50% in cash, 25% in RSU and 25% in common stock options.

6. Company Vehicle	Toyota Prado or equivalent, fully maintained for company purposes. Packing of vehicle via a novated lease possible of desired.

7. Other FBT concessional items	Phone, laptop and general office equipment supplied.